SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐   Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒   Definitive Proxy Statement

☐   Definitive Additional Materials

☐   Soliciting Material pursuant to §240.14a-12

WILLIAM PENN BANCORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 ☒No fee required.

 ☐Fee paid previously with preliminary materials.

 ☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

October 7, 2022

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of William Penn Bancorporation (the “Company”). We will hold the meeting at The Stone Terrace by John Henry’s, located at 2275 Kuser Road, Hamilton, New Jersey 08690, on Wednesday, November 16, 2022 at 10:00 a.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of S.R. Snodgrass, P.C., the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote online or via telephone or to complete and mail a proxy card. If you attend the meeting, you may vote in person even if you have previously voted online or via telephone or mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Kenneth J. Stephon
Chairman, President and Chief Executive Officer

10 Canal Street, Suite 104
Bristol, Pennsylvania 19007
(267) 540-8500

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE10:00 a.m., local time, on Wednesday, November 16, 2022

PLACEThe Stone Terrace by John Henry’s, 2275 Kuser Road,

                                        Hamilton, New Jersey 08690

ITEMS OF BUSINESS(1)To elect three directors to serve for a term of three years;

(2) To ratify the selection of S.R. Snodgrass, P.C. as our independent registered public accounting firm for the fiscal year ending June 30, 2023; and

(3)	To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

RECORD DATETo vote, you must have been a shareholder at the close of business on September 30, 2022.

PROXY VOTINGIt is important that your shares be represented and voted at the meeting. You can vote your shares online or via telephone or by completing and returning a proxy card or voting instruction card. Voting instructions are printed on the notice of internet availability of proxy materials sent to you and are included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Jonathan T. Logan

Corporate Secretary

Bristol, Pennsylvania

October 7, 2022

Note:	Whether or not you plan to attend the annual meeting, please vote online or via telephone or by marking, signing, dating and promptly returning a proxy card or voting instruction card.

WILLIAM PENN BANCORPORATION

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of William Penn Bancorporation (the “Company”) to be used at the annual meeting of shareholders of the Company. The Company is the holding company for William Penn Bank (the “Bank”). The annual meeting will be held at The Stone Terrace by John Henry’s, located at 2275 Kuser Road, Hamilton, New Jersey 08690, on Wednesday, November 16, 2022 at 10:00 a.m., local time. This proxy statement and the enclosed proxy card are being first mailed to shareholders on or about October 7, 2022.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholders Meeting to be held on November 16, 2022

Unless you elect to receive paper copies of our proxy materials, we are sending our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that will instruct you on how to access the proxy materials and proxy card to vote your shares by telephone or over the Internet. If you would like to receive a paper copy of our proxy materials free of charge, please follow the instructions included in the Notice.

It is anticipated that the Notice will be mailed to shareholders on October 7, 2022.

The Notice, this proxy statement and the Company’s annual report to shareholders for the year ended June 30, 2022 are available online at www.proxyvote.com.

Voting and Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your shares of Company common stock if the records of the Company show that you held your shares as of the close of business on September 30, 2022. If your shares are held in a stock brokerage account or by a bank or other nominees, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker on how to vote your shares. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing it on how to vote your shares.

As of the close of business on September 30, 2022, 14,499,238 shares of Company common stock were outstanding and entitled to vote. Each share of common stock has one vote. The Company’s articles of incorporation generally provide that record holders of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to any vote with respect to those shares held in excess of the 10% limit. However, a majority of the Company’s disinterested directors may approve a shareholder acquiring and voting in excess of 10% of the Company’s outstanding shares before the shareholder acquires any shares in excess of the 10% limit.

The Company and the Bank have entered into a written agreement with Tyndall Capital Partners LP and Jeffrey Halis with respect to the voting of their shares of Company common stock. For more information regarding this agreement, see “Shareholder Agreement” below.

Attending the Meeting

If you are a shareholder as of the close of business on September 30, 2022, you may attend the annual meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank, broker or other nominee are all examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you will need a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

The annual meeting will be held only if there is a quorum. A majority of the outstanding shares of Company common stock entitled to vote, represented in person or by proxy, constitutes a quorum. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of the nominees or withhold votes as to the nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the annual meeting. “Plurality” means that the nominees receiving the largest number of votes cast will be elected up to the maximum number of directors to be elected at the annual meeting. The maximum number of directors to be elected at the annual meeting is three. In the election of directors, votes that are withheld will have no effect on the outcome of the election.

In voting on the ratification of the appointment of S.R. Snodgrass, P.C. as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To be approved, this proposal requires the affirmative vote of a majority of the votes cast at the annual meeting. In counting votes on this proposal, abstentions and broker non-votes will have no impact on the outcome of the proposal.

Effect of Not Casting Your Vote

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1).

Current regulations restrict the ability of your bank or broker to vote your uninstructed shares in the election of directors and other matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. These are referred to as broker non-votes. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Voting by Proxy

This proxy statement is being sent to you by the Board of Directors of the Company to request that you allow your shares of the Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

The Board of Directors recommends that you vote:

●	“FOR” each of the nominees for director; and

●	“FOR” the ratification of the appointment of S.R. Snodgrass, P.C. as the Company’s independent registered public accounting firm.

If any matter not described in this proxy statement is properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your shares of Company common stock may also be voted by the persons named in the proxy card on the new meeting date, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the annual meeting.

You may revoke your proxy at any time before the vote is taken at the annual meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your Company common stock has been voted at the annual meeting, deliver a later-dated valid proxy or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions by telephone or by the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other nominees, you must contact your broker, bank or other nominee.

Participants in the Bank’s ESOP and 401(k) Plan

If you are a participant in the William Penn Bank Employee Stock Ownership Plan (the “ESOP”) or hold shares of Company common stock through the William Penn Bank 401(k) Retirement Savings Plan (the “401(k) Plan”), you will receive a voting instruction form from each plan that reflects all shares you may vote under these plans.

All shares held by the ESOP are voted by the ESOP trustees, but each participant in the ESOP may direct the trustees on how to vote the shares of Company common stock allocated to his or her account. Unallocated shares and allocated shares for which no timely voting instructions are received will be voted by the ESOP trustees in the same proportion on each of the proposals as the shares held by participants in the ESOP voted for and against (or withheld) on each proposal for which voting instructions were timely received.

Under the terms of the 401(k) Plan, you are entitled to direct the trustee how to vote the shares of Company common stock credited to your account in the 401(k) Plan. The 401(k) Plan trustee will vote all shares for which it does not receive timely instructions from participants in the same proportion on each of the proposals as the shares held by participants in the 401(k) Plan voted for and against (or withheld) on each proposal for which voting instructions were timely received.

The deadline for returning your voting instruction forms to the trustees of the ESOP and 401(k) Plan is November 11, 2022.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Corporate Governance Policies and Procedures

The Company has adopted a corporate governance policy to govern certain of its activities including, but not limited to: (1) the duties and responsibilities of each director; (2) the composition, duties and responsibilities and operation of the Board of Directors; (3) the selection of the Company’s Chairman and Chief Executive Officer; (4) the establishment and operation of Board committees; (5) succession planning; (6) convening executive sessions of independent directors; (7) the Board of Directors’ interaction with management and third parties; (8) the distribution of Board materials in advance of meetings; (9) the review of director compensation; (10) the evaluation of the performance of the Board of Directors and of the Chief Executive Officer; and (11) the orientation of new directors and continuing education.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that is designed to ensure that the Company’s directors, executive officers and employees meet the highest standards of ethical conduct. The Code of Ethics and Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interests. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, the Company has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code.

Meetings and Committees of the Board of Directors

The Company conducts business through meetings of its Board of Directors and its committees. The Company’s Board of Directors held 12 regular meetings during the fiscal year ended June 30, 2022. No director attended fewer than 75% of the total meetings of the Company’s Board of Directors and committees on which such director served.

The following table identifies our standing committees and their members as of September 30, 2022. All members of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are independent in accordance with the listing standards of the Nasdaq Stock Market, Inc.

Director	Audit Committee	Compensation Committee	Nomination and Governance Committee	Risk Committee
Craig Burton……………………………..	*		X
D. Michael Carmody, Jr. ………………..	X
Charles Corcoran………………………...				X
Glenn Davis……………………………...		*	X
William J. Feeney**…………………….		X
Christopher M. Molden………………….		X	X
William C. Niemczura…………………..			X	X
William B.K. Parry, Jr. …………………			X	X
Terry L. Sager…………………………...				*
Vincent P. Sarubbi………………………	X		*
Kenneth J. Stephon……………………..
Number of Meetings in Fiscal 2022…….	7	3	1	5

*Denotes Committee Chairperson

**Denotes Lead Independent Director

Audit Committee. The Audit Committee meets periodically with our independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters. The Board of Directors has determined that Craig Burton and D. Michael Carmody, Jr. are “audit committee financial experts,” as such term is defined by the rules and regulations of the Securities and Exchange Commission. Mr. Burton and Mr. Carmody are independent under the listing standards of the Nasdaq Stock Market, Inc. The Audit Committee acts under a written charter, a copy of which is available on the Company’s website (www.williampenn.bank). The report of the Audit Committee appears in this proxy statement under the heading “Proposal 2 — Ratification of Independent Registered Public Accounting Firm—Audit Committee Report.”

Compensation Committee. The Compensation Committee is responsible for human resource policies, salaries and benefits, incentive compensation, executive development and management succession planning. It also handles policies relating to nondiscriminatory employment practices, including those related to hiring, compensation and promotion. The Compensation Committee reviews all compensation components for our President and Chief Executive Officer, as well as reviews our executive and employee compensation programs and director compensation. The committee considers our financial performance, shareholder return, competitive market values, and the compensation of our President and Chief Executive Officer over recent years when determining appropriate compensation for the President and Chief Executive Officer. In setting executive compensation, the committee ensures that a significant portion of compensation is connected to and aligned with the long-term interest of shareholders. In its oversight of employee compensation programs, prior to making its recommendation to the board, the committee reviews recommendations from the President and Chief Executive Officer and Human Resources Manager. Decisions by the Compensation Committee with respect to the compensation levels are approved by the full board of directors. The Compensation Committee acts under a written charter, a copy of which is available on the Company’s website (www.williampenn.bank).

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for the annual selection of the Board of Directors’ nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to the Company’s corporate governance policy. The Nominating and Corporate Governance Committee acts under a written charter, a copy of which is available on the Company’s website (www.williampenn.bank).

Minimum Qualifications. The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. First, a candidate must meet the eligibility requirements set forth in the Company’s Bylaws, which include an age limitation, a stock ownership requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

The Nominating and Corporate Governance Committee will consider the following criteria in selecting nominees: contributions to the range of talent, skill and expertise appropriate for the Board; financial, regulatory and business experience; knowledge of the banking and financial services industries; familiarity with the operations of public companies and ability to read and understand financial statements; familiarity with the Company’s market area and participation in and ties to local businesses and local civic, charitable and religious organizations; personal and professional integrity, honesty and reputation; ability to represent the best interests of the shareholders of the Company and the best interests of the Bank; ability to devote sufficient time and energy to the performance of his or her duties; independence; current equity holdings in the Company; and any other factors the Nominating and Corporate Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. In its consideration of diversity, the Nominating and Corporate Governance Committee seeks to create a Board that is strong in its collective knowledge and that has a diverse set of skills and experience with respect to management and leadership, vision and strategy, accounting and finance, business operations and judgment, industry knowledge and corporate governance.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Director Nomination Process. The process that the Nominating and Corporate Governance Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of the committee members and other members of the

Board of Directors, as well as their knowledge of members of the communities served by the Bank. The Nominating and Corporate Governance Committee also will consider director candidates recommended by shareholders in accordance with the policy and procedures set forth below. The Nominating and Corporate Governance Committee has not previously used an independent search firm to identify nominees.

In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominees and the contributions he or she would make to the Board.

Consideration of Recommendations by Shareholders. It is the policy of the Nominating and Corporate Governance Committee to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders. To submit a recommendation for a director candidate to the Nominating and Corporate Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.The name of the person recommended as a director candidate;

2.

All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.

As to the shareholder making the recommendation, the name and address, as they appear on the Company’s books, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Company’s common stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of shareholders, the recommendation must be received by the Nominating and Corporate

Governance Committee at least 120 calendar days prior to the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.

Board Leadership Structure and Risk Oversight

Kenneth J. Stephon serves as our Chairman of the Board and as our President and Chief Executive Officer. Our Board of Directors believes that potential efficiencies result from having the President and Chief Executive Officer also serve in the role of Chairman of the Board and that our President and Chief Executive Officer, as the director most familiar with our current business operations and industry, is therefore best able to identify the strategic priorities to be discussed by the Board. The Chairman of the Board has no greater nor lesser vote on matters considered by the Board than any other director, and the Chairman does not vote on any related party transaction. All of our directors, including the Chairman, are bound by fiduciary obligations, imposed by law, to serve the best interests of our shareholders.

Since the roles of Chairman of the Board, President and Chief Executive Officer are currently combined, our Board of Directors has appointed William J. Feeney to serve as our lead independent director. As lead independent director, Mr. Feeney provides leadership to (and reports to) the Board of Directors that is focused on enhancing effective corporate governance, providing a source of Board leadership complementary to, collaborative with and independent of the leadership of the Chairman of the Board and President and Chief Executive Officer, and promoting best practices and high standards of corporate governance.

A fundamental part of our risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the full Board of Directors in setting our business strategy is an important aspect of its assessment of management’s tolerance for risk and its determination of the appropriate level of risk for us. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk by providing oversight of the quality and integrity of our financial reporting and internal controls, as well as our compliance with legal and regulatory requirements. Our Compensation Committee reviews our compensation policies and practices to help ensure there is a direct relationship between pay levels and corporate performance and return to shareholders.

Board Diversity

Our Board of Directors values diversity and seeks to include directors with a broad range of backgrounds, professional experience, perspectives, and skills. In compliance with Nasdaq listing rules, the following chart shows the diversity of our Board of Directors:

Board Diversity Matrix
Total Number of Directors	11

Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	10	0	0

Part II: Demographic Background
White	1	10	0	0

Attendance at the Annual Meeting

The Board of Directors encourages directors to attend the annual meeting of shareholders. All directors serving on the Board of Directors at the time of the Company’s 2021 annual meeting of shareholders attended the 2021 annual meeting of shareholders.

Stock Ownership

The following table provides information as of September 30, 2022 about the persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

		(1)
Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding (1)

William Penn Bank Employee Stock Ownership Plan 10 Canal Street, Suite 104 Bristol, Pennsylvania 19007	1,066,288 (2)	7.4%

(1)Based on 14,499,238 shares of Company common stock outstanding and entitled to vote as of September 30, 2022.

(2)	Includes 853,996 unallocated shares held in the employee stock ownership plan as of September 30, 2022.

The following table provides information as of September 30, 2022 about the shares of Company common stock that may be considered to be beneficially owned by each director or nominee for director of the Company, by the executive officers of the Company and by all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security and each of the listed individuals has sole voting and investment power with respect to the shares shown.

	(2)
Name	Number of Shares Owned (1)	Percent of Common Stock Outstanding (2)
Directors:
Craig Burton….……….……...............................…….……….	36,544 (3)	*
D. Michael Carmody, Jr. .………..….......…….…….....…..….	25,479 (4)	*
Charles Corcoran………………...…….......……………..........	49,268	*
Glenn Davis…………..…...…………...…......……..................	59,870 (5)	*
William J. Feeney…….….…….……....…..........…..................	69,523	*
Christopher M. Molden………….…....….......…….............….	28,455	*
William C. Niemczura…….…..…......……....…...........………	25,044	*
William B.K. Parry, Jr. ……………..……………….….….….	61,072 (6)	*
Terry L. Sager………………….......................….….……........	70,450	*
Vincent P. Sarubbi…….…..…..……...............………..………	22,729 (7)	*
Kenneth J. Stephon…………….................................…...…….	219,919	1.5%

Executive Officers Who Are Not Directors:
Jonathan T. Logan…………..….….................….….………....	55,804	*
Jeannine Cimino…….….….….….…..............…………..........	67,344	*
Amy J. Hannigan.….…….….…................................……....…	66,982	*
Alan B. Turner………………....…….............….........……….	46,840 (8)	*

All directors and executive officers as a group (15 persons)….	905,323	6.2%

* Less than 1% of outstanding common stock.

(1) This column includes the following:

Name	Shares of Unvested Restricted Stock Held in the William Penn Bancorporation 2022 Equity Incentive Plan	Shares Allocated under the William Penn Bank ESOP	Shares Held in the William Penn Bank 401(k) Retirement Savings Plan
Craig Burton	13,904	—	—
D. Michael Carmody, Jr.	13,904	—	—
Charles Corcoran	13,904	—	—
Glenn Davis	13,904	—	—
William J. Feeney	13,904	—	—
Christopher M. Molden	13,904	—	—
William C. Niemczura	13,904	—	—
William B.K. Parry, Jr.	13,904	—	—
Terry L. Sager	13,904	26,257	—
Vincent P. Sarubbi	13,904	—	—
Kenneth J. Stephon	126,400	5,574	26,590
Jonathan T. Logan	45,504	946	2,204
Jeannine Cimino	50,560	—	3,734
Amy J. Hannigan	45,504	—	2,799
Alan B. Turner	25,280	—	—

(2)Based on 14,499,238 shares of Company common stock outstanding and entitled to vote as of September 30, 2022.

(3)Includes 2,000 shares held by Mr. Burton’s spouse.

(4)Includes 9,750 shares held by a partnership in which Mr. Carmody is a partner.

(5)Includes 12,771 shares held by Mr. Davis’ spouse.

(6)Includes 10,161 shares held by Mr. Parry’s spouse and 2,037 shares held by a profit-sharing plan.

(7)Includes 8,400 shares held by a limited liability company in which Mr. Sarubbi maintains a controlling interest.

(8)Includes 2,000 shares held by Mr. Turner’s spouse.

Proposal 1 — Election of Directors

The Company’s Board of Directors consists of eleven members, all of whom are independent, except for (i) Kenneth J. Stephon, who serves as our President and Chief Executive Officer, (ii) Terry L. Sager, who previously served as our President and Chief Executive Officer, and (iii) Charles Corcoran, who previously served as our Executive Vice President and Chief Financial Officer. In determining the independence of its directors, the Board considered the current listing standards of the Nasdaq Stock Market as well as transactions, relationships or arrangements between the Company, the Bank and its directors that are not required to be disclosed in this proxy statement under the heading “Transactions with Related Persons.” The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year.

Three directors will be elected at the annual meeting to serve for a three-year term, or until their respective successors have been elected and qualified. The Board of Directors’ nominees for election to each serve a three-year term are D. Michael Carmody, Jr., William J. Feeney and Terry L Sager.

Unless you indicate on the proxy card that your shares should not be voted for the nominees, the Board of Directors intends that the proxies solicited by it will be voted for the election of each of the Board’s nominees. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominees might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of D. Michael Carmody, Jr., William J. Feeney and Terry L. Sager.

Information regarding the Board of Directors’ nominees for election at the annual meeting is provided below. Unless otherwise stated, each director has held his or her current occupation for the last five years. The age indicated for each individual is as of June 30, 2022. There are no family relationships among the directors or executive officers. The indicated period of service as a director includes service as a director of the Bank.

Nominees for Election of Directors:

Nominees for a Three-Year Term:

D. Michael Carmody, Jr. is the owner of an accounting firm located in Haddon Heights, New Jersey. He is a certified public accountant and is also a member of the board of directors of the Automobile Association of America-South Jersey located in Voorhees, New Jersey. Prior to joining the Board of Directors in 2018, Mr. Carmody served as the Vice Chairman of the Board of Audubon Savings Bank until its merger with the Bank on July 1, 2018. As a certified public accountant, Mr. Carmody provides the Board of Directors with significant experience regarding financial and accounting matters. Age 66. Director since 2018.

William J. Feeney served as the Chairman of our Board from 2008 until his retirement as Chairman in November 2020. Mr. Feeney is a retired police chief of Northampton Township, Pennsylvania, and is the retired president of KevinBuilt, Inc., a former Plumsteadville, Pennsylvania building contractor, and the former owner of Occasions of Naples, Inc., a floral and gift company located in Naples, Florida. As a former local police chief and building contractor, Mr. Feeney has extensive ties to our market area, as well as valuable business and leadership experience that he brings to the Board of Directors. Age 78. Director since 1985.

Terry L. Sager is the former President and Chief Executive Officer of the Bank. She served as President of the Bank from April 2010 until October 2018 and as Chief Executive Officer of the Bank from April 2010 until her retirement in February 2019. Mrs. Sager is a certified public accountant and serves on the Board of Directors of Bucks County Contributionship, a mutual insurance company located in Langhorne, Pennsylvania. Mrs. Sager’s service as our former President and Chief Executive Officer, as well as her long history with the Bank, provides the Board of Directors with valuable insight regarding the markets in which we operate. Age 61. Director since 2010.

The following directors have terms ending in 2023:

Craig Burton is a certified public accountant and is a Principal in Bee, Bergvall & Co., Certified Public Accountants, located in Warrington, Pennsylvania. As a certified public accountant, Mr. Burton provides the Board of Directors with significant experience regarding financial and accounting matters. Age 73. Director since 1993.

Glenn Davis is the owner of G Davis Properties LLC, an owner and operator of nonresidential real estate located in Lansdale, Pennsylvania, since 2016. Mr. Davis retired as the president and owner of Davis Pontiac, Inc., an automobile dealership located in Richboro, Pennsylvania, in 2007. Mr. Davis is also a member of the Board of Trustees of the Auto Dealers Caring for Kids Foundation. As a result of his local business operations, Mr. Davis has extensive ties to our market area, as well as valuable business and leadership experience that he brings to the Board of Directors. Age 70. Director since 1986.

William C. Niemczura is retired and previously served as the Chairman of the Board and President of Fidelity Savings and Loan Association of Bucks County from September 2011 to December 2016. Following his retirement, Mr. Niemczura continued to serve as the Chairman of the Board of Fidelity Savings and Loan Association of Bucks County until its merger with the Bank on May 1, 2020. Mr. Niemczura’s extensive ties to our market area, as well as his banking experience and former service as Chairman and President of Fidelity Savings and Loan Association of Bucks County, provides the Board of Directors with valuable insight regarding the local banking community and the markets in which we operate. Age 76. Director since 2020.

Kenneth J. Stephon is the Chairman, President and Chief Executive Officer of the Company and the Bank. Mr. Stephon previously served as Senior Executive Vice President and Chief Operating Officer of the Bank from July 2018 until October 2018, when he became President. He was appointed Chief Executive Officer of the Company and the Bank in February 2019. Mr. Stephon has over 40 years of banking industry experience and previously served as President and Chief Executive Officer, as well as a director, of Audubon Savings Bank from October 2013 until its merger with the Bank on July 1, 2018. He also serves as a director of the Pennsylvania Association of Community Bankers and the Insured Financial Institutions of the Delaware Valley. He is a graduate of Trenton State College and holds an M.B.A. from Rider University. Mr. Stephon’s extensive banking experience and extensive leadership experience, as well as his history and familiarity with the Bank and Audubon Savings Bank, position him well to continue to serve as our Chairman, President and Chief Executive Officer. Age 63. Director since 2018 and Chairman of the Board since November 2020.

The following directors have terms ending in 2024:

Charles Corcoran retired as Executive Vice President and Chief Financial Officer of the Bank in May 2018. Mr. Corcoran served as Executive Vice President and Chief Financial Officer from April 2010 until his retirement and, prior to that time, served in various roles at the Bank since 1979. Mr. Corcoran’s service as our former Executive Vice President and Chief Financial Officer, as well as his long history with the Bank, provides the Board of Directors with valuable insight regarding the markets in which we operate. Age 70. Director since 1989.

Christopher M. Molden has served as the President of Molden Development LLC, a real estate development company located in Newtown, Pennsylvania and Oak Island, North Carolina, since June 2016 and has also served as a consultant to Molden Funeral Chapel and Cremation Service, a funeral services company located in Bristol, Pennsylvania, since June 2016. From June 1981 to June 2016, Mr. Molden was the President and Funeral Director of Molden Funeral Chapel in Bristol, Pennsylvania. Prior to joining the Board of Directors in 2020, Mr. Molden served as a director of Fidelity Savings and Loan Association of Bucks County until its merger with the Bank on May 1, 2020. Mr. Molden has extensive ties to our market area, as well as valuable business and leadership experience that he brings to the Board of Directors. Age 63. Director since 2020.

William B.K. Parry, Jr. is President of William B. Parry & Son, Ltd., an insurance agency located in Langhorne, Pennsylvania, of which he is also a partial owner. Mr. Parry also serves as President of Bucks County Contributionship, a mutual insurance company located in Langhorne, Pennsylvania. As a result of his local business operations, Mr. Parry has extensive ties to our market area, as well as valuable business and leadership experience that he brings to the Board of Directors. Age 74. Director since 1986.

Vincent P. Sarubbi, Esq. is a partner in the law firm of Archer & Greiner, P.C. at the firm’s Voorhees, New Jersey office. Before joining Archer & Greiner, P.C., he was appointed by the Governor of New Jersey and served as the Camden County Prosecutor from July 2002 to March 2006. Prior to joining the Board of Directors in 2018, Mr. Sarubbi served as the Chairman of the Board of Audubon Savings Bank until its merger with the Bank on July 1, 2018. Mr. Sarubbi’s extensive legal experience provides the Board of Directors with valuable experience regarding legal matters associated with our operations. Age 62. Director since 2018.

Proposal 2 — Ratification of Independent

Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed S.R. Snodgrass, P.C. to be the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2023, subject to ratification by shareholders. A representative of S.R. Snodgrass, P.C. is expected to be present at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast at the annual meeting, the Audit Committee will consider other independent registered public accounting firms. In addition, if the ratification of the independent registered public accounting firm is approved by shareholders at the annual meeting, the Audit Committee may also consider other independent registered public accounting firms in the future if it determines that such consideration is in the best interests of the Company and its shareholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of S.R. Snodgrass, P.C. as the Company’s independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ending June 30, 2022 and 2021 for services provided by S.R. Snodgrass, P.C.

	2022	2021

Audit Fees (1)	$145,827	$130,481
Audit-Related Fees (2)	20,000	100,250
Tax Fees (3)	18,350	74,325

_________________________

(1)	Includes audit fees for professional service rendered for the audit of the Company’s financial statements and review of the financial statements included in the Company’s quarterly reports.
(2)	2022 includes fees related to the audit of the Company’s 401(k) retirement savings plan. 2021 includes fees associated with the Company’s second step conversion offering, which was completed in March 2021.
(3)	Includes tax service fees related to tax compliance for the preparation of original tax returns.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm for compliance with the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services.

Any proposed specific engagement may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the next regular meeting of the Audit Committee. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its independent registered public accounting firm.

During the year ended June 30, 2022, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Audit Committee Report

The Company’s management is responsible for the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal control over financial reporting on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm all communications required by generally accepted accounting standards.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the accounting firm’s independence from the Company and its management. In concluding that the accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm were compatible with their independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022 for filing with the Securities and Exchange Commission. The Audit Committee has appointed, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2023.

Audit Committee of the Board of Directors of William Penn Bancorporation

Craig Burton

D. Michael Carmody, Jr.

Vincent P. Sarubbi

Executive Compensation

Summary Compensation Table

The following information is furnished for individuals serving as the principal executive officer of the Company for the most recently completed fiscal year and the next two most highly compensated executive officers of the Company whose total compensation for fiscal 2022 exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Nonequity Incentive Plan Compensation ($) (4)	All Other Compensation ($)(5)	Total ($)

Kenneth J. Stephon	2022	470,885	1,250	1,467,504	1,020,554	321,592	52,393	3,334,178
President and Chief Executive	2021	428,076	1,250	—	—	168,000	48,653	645,979
Officer

Jonathan T. Logan (6)	2022	203,846	1,250	528,301	367,399	62,011	31,478	1,194,285
Executive Vice President and	2021	178,366	16,250	—	—	26,250	19,818	240,684
Chief Financial Officer

Jeannine Cimino (7)	2022	212,692	1,250	587,002	408,221	104,178	10,855	1,324,198
Executive Vice President and
Chief Retail Officer

(1)

Reflects a $1,250 discretionary holiday bonus paid to all Bank employees during each of the fiscal years ended June 30, 2022 and 2021. For 2021, also includes a discretionary bonus paid to Mr. Logan in recognition of his outstanding performance in connection with the Bank’s second-step conversion, which was completed in March 2021.

(2)

Reflects the grant date aggregate fair value of restricted stock awards granted in 2022 under the Company’s 2022 Equity Incentive Plan, calculated in accordance with FASB ASC Topic 718 for stock-based compensation. The amounts were calculated based on the Company’s stock price of $11.61 on the date of grant, which was May 17, 2022.

(3)

Reflects the grant date aggregate fair value of stock options granted in 2022 under the Company’s 2022 Equity Incentive Plan, calculated in accordance with FASB 718 for stock-based compensation based upon a fair value $3.23 for each option using the Black-Scholes option pricing model. For further information on the assumptions used to computes fair value, see footnote 12 to the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022. The actual value, if any, realized by a named executive officer from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by a named executive officer will be at or near the value estimated above.

(4)

For 2022, represents performance-based cash incentives earned under the Company’s Annual Incentive Plan for the performance period commencing on July 1, 2021 and ending on June 30, 2022. For 2021, represents performance-based cash incentives earned for the performance period commencing on July 1, 2020 and ending on June 30, 2021.

(5)

Details of the amounts reported in “All Other Compensation” for fiscal 2022 are provided in the table below. All perquisites, which, in the aggregate, were less than $10,000 for each individual were excluded from “All Other Compensation.”

	Mr. Stephon	Mr. Logan	Mrs. Cimino
Health insurance premiums	$14,000	$8,635	$ —
Employer contributions to 401(k) Plan	18,582	12,080	10,855
Employee stock ownership plan allocations	19,811	10,763	—

(6)

Mr. Logan joined the Company and the Bank as Senior Vice President and Chief Financial Officer in April 2020 and, as of May 19, 2021, was appointed Executive Vice President and Chief Financial Officer of the Company and the Bank.

(7)	Mrs. Cimino joined the Company and the Bank as Executive Vice President and Chief Retail Officer on July 5, 2021.

Annual Incentive Plan

The Board approved the William Penn Bank Annual Incentive Plan for the fiscal year ended June 30, 2022, which was designed to align the interests of the named executive officers with the overall performance of the Company and the Bank. The Board specified a target annual incentive amount for each named executive officer as a percentage of base salary and the performance metrics and individual goals that must be satisfied for the named executive officer to earn a payout. Actual payouts were determined by weighting the corporate performance metric achievement at 75% and the individual performance goal achievement at 25%. The Board specified net operating earnings as the applicable corporate performance metric for the plan. Mr. Stephon was also eligible to earn a supplemental annual incentive award, and the Board specified total operating revenue as the applicable performance metric under Mr. Stephon’s supplemental annual incentive opportunity. For both corporate performance metrics, the Board set threshold (minimum), target and maximum performance levels and corresponding payouts. The Board was permitted to exercise discretion in determining the actual payouts under the plan.

The following table sets forth the threshold, target and maximum awards that could have been earned by each named executive officer under the William Penn Bank Annual Incentive Plan for the fiscal year ended June 30, 2022.

		Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)
Name	Date of Corporate Approval	Threshold	Target	Maximum
Kenneth J. Stephon	June 16, 2021	$ 138,600	$ 277,200	$ 415,800
Jonathan T. Logan	June 16, 2021	25,000	50,000	75,000
Jeannine Cimino	June 16, 2021	42,000	84,000	126,000

(1)	See “Summary Compensation Table” above for the actual awards earned by our named executive officers under the William Penn Bank Annual Incentive Plan for the fiscal year ended June 30, 2022.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of June 30, 2022.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Kenneth J. Stephon	5/17/2022	—	316,000	$ 11.61	5/17/2032	126,400	$1,478,880
Jonathan T. Logan	5/17/2022	—	113,760	11.61	5/17/2032	45,504	532,397
Jeannine Cimino	5/17/2022	—	126,400	11.61	5/17/2032	50,560	591,552

(1)Options and shares vest in five equal annual installments beginning one year from the date of grant.

(2)Based upon William Penn Bancorporation’s closing stock price of $11.70 on June 30, 2022.

Employment Agreement

The Company and the Bank maintain an amended and restated employment agreement (the “Agreement”) with Kenneth J. Stephon that became effective July 1, 2022 and provides for a term of thirty-six months. On each anniversary of the effective date, the term of the Agreement will automatically extend for an additional twelve months, unless one party gives the other party notice of intent not to renew the Agreement, in which case the Agreement will terminate upon completion of the then-current thirty-six-month term. However, if the Company enters into an agreement to effect a transaction that would be considered a Change in Control as defined in the Agreement, then the Agreement will remain in effect while that transaction agreement is in effect and (a) if the Change in Control is consummated, the term of the Agreement will extend for twenty-four months following the date of consummation and then terminate, or (b) if the transaction agreement is terminated, the term of the Agreement will extend to the first anniversary of its effective date that is more than twelve months following the date on which the transaction agreement is terminated and then the renewal provisions described above will continue to apply as if the Company had not entered into the transaction agreement.

The Agreement provides for, among other things, a minimum annual base salary of $509,000, eligibility to participate in employee benefit plans and programs maintained by the Company and the Bank for the benefit of their employees, including the annual incentive, medical, dental, retirement and stock-based compensation plans and certain fringe benefits applicable to executive personnel. Under the Agreement, the Bank will also provide Mr. Stephon with an automobile owned or leased by the Bank and will pay, or reimburse Mr. Stephon for, all expenses associated with Mr. Stephon’s use of such automobile.

The Agreement provides for certain payments to Mr. Stephon following the termination of his employment by the Company and Bank without Cause (as defined in the Agreement) or by Mr. Stephon for Good Reason (as defined in the Agreement), in either case prior to a Change in Control (as defined in the Agreement). Generally, in exchange for signing an effective release of claims against the Company and the Bank, Mr. Stephon will be entitled to receive a lump sum severance payment equal to the sum of his then current annual base salary due for the remaining term of the Agreement and two times the highest annual bonus paid to him during the term of the Agreement; a lump sum cash payment equal to eighteen times the Bank’s monthly COBRA charge in effect on his termination date for the type of Bank-provided group health plan coverage in effect for Mr. Stephon on his termination date; any unpaid annual bonus for the completed fiscal year preceding the fiscal year in which his termination occurs (the “Prior Year Bonus”); if, under the applicable annual bonus plan, Mr. Stephon would otherwise forfeit his right to earn an annual bonus for the year in which his termination occurs, a lump sum cash payment equal to a pro rata portion of his target annual incentive award for such year (the “Pro Rata Bonus”); and accelerated vesting of his outstanding equity awards.

The Agreement also provides for certain payments to Mr. Stephon following the termination of his employment by the Company and Bank without Cause (as defined in the Agreement) or by Mr. Stephon for Good Reason (as defined in the Agreement), in either case concurrent with or within twenty-four months following the occurrence of a Change in Control (as defined in the Agreement). Generally, Mr. Stephon will be entitled to receive a lump sum severance payment equal to three times the sum of his annual base salary (at the greater of the base salary in effect on the date of the employment termination or the date of the Change in Control) and the highest annual bonus paid to him during the three-year period prior to the year in which his employment termination occurs; a lump sum cash payment equal to thirty-

six times the Bank’s monthly COBRA charge in effect on his termination date for the type of Bank-provided group health plan coverage in effect for Mr. Stephon on his termination date; any Prior Year Bonus; any Pro Rata Bonus; and accelerated vesting of his outstanding equity awards.

The Agreement provides for a “best net benefits” approach in the event that severance benefits under the Agreement or otherwise result in “excess parachute payments” under Section 280G of the Code. The best net benefits approach reduces Mr. Stephon’s payments and benefits to avoid triggering the excise tax if the reduction would result in a greater after-tax amount to him compared to the amount he would receive net of the excise tax if no reduction were made.

The Agreement also provides more limited severance benefits in the event Mr. Stephon’s employment terminates due to his death or his disability. In the event of Mr. Stephon’s death, he will remain entitled to life insurance benefits pursuant to the Bank’s arrangements; his beneficiary will be entitled to receive his current base salary through the end of the month in which his death occurs and any Pro Rata Bonus; his surviving spouse will be entitled to a lump sum cash payment equal to twelve times the Bank’s monthly COBRA charge in effect on his termination date for the type of Bank-provided group health plan coverage in effect for Mr. Stephon on his termination date; and all of Mr. Stephon’s outstanding equity awards shall become fully vested. In the event the Bank terminates Mr. Stephon’s employment due to his Disability (as defined in the Agreement), Mr. Stephon will be entitled to long-term disability benefits pursuant to the Bank’s arrangements; any Pro Rata Bonus; and accelerated vesting of his outstanding equity awards.

The Agreement provides that, except in the event of a Change in Control, Mr. Stephon is subject to a one-year non-compete in the event his employment is terminated. The Agreement further requires that Mr. Stephon not solicit business, customers or employees of the Company and the Bank for one year following termination of employment, except in connection with a Change in Control. The Agreement also provides that the Company and the Bank will indemnify Mr. Stephon to the fullest extent legally allowable.

To the extent that a payment is made or a benefit is received from the Bank under the Agreement, the same payment or benefit will not be paid or received from the Company.

Change in Control Agreements

The Company and the Bank maintain Change in Control agreements with Jonathan T. Logan and Jeannine Cimino that became effective on July 1, 2022 and provide for two-year terms. Beginning on the first anniversary of each agreement’s effective date, the term of the agreement will be extended by an additional year, unless the Bank or the applicable Executive provides the other party with written notice of non-renewal in accordance with the terms of the agreement, so that the term of the agreement remains at two years.

Under the terms of each Change in Control agreement, if within twenty-four months of a Change in Control of the Company (as defined in the agreement), the Executive’s employment is terminated by the Company and Bank without Cause (as defined in the agreement) or by the Executive for Good Reason (as defined in the agreement) he or she will be entitled to receive a lump sum severance payment equal to two times the sum of his or her: (1) base salary, and (2) the highest annual bonus paid to the Executive during the two-year period preceding his or her termination of employment, a lump sum cash payment equal to twenty-four times the Bank’s monthly COBRA charge in effect on his or her termination date for the type of Bank-provided group health plan coverage in effect for the Executive on his or her termination date, any unpaid annual bonus for the completed fiscal year preceding the fiscal year in which his or her termination occurs, a lump sum cash payment equal to a pro rata portion of the annual incentive award the Executive would have earned under the Bank’s annual incentive plan for the fiscal year in which his or her termination occurs. The agreements each provide for a “best net benefits” approach in the event that severance benefits under the agreement or otherwise result in “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended.

2022 Equity Incentive Plan

On May 10, 2022, the shareholders of the Company approved the Company’s 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”). The purpose of the 2022 Equity Incentive Plan is to promote the long-term growth and profitability of the Company and its subsidiaries by (i) providing employees and non-employee directors of the Company and its subsidiaries and affiliates with incentives to maximize shareholder value and otherwise contribute to the success of the Company, and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility and to recognize significant contributions made by such individuals to the Company’s success.

The 2022 Equity Incentive Plan is administered by the Compensation Committee or such other committee consisting of two or more independent members of the Company’s Board of Directors as may be appointed by the Board of Directors to administer the 2022 Equity Incentive Plan (the “Committee”). Employees of the Company and its subsidiaries, including our named executive officers, and non-employee members of the Company’s and the Bank’s Board of Directors are eligible for selection by the Committee for the grant of awards under the 2022 Equity Incentive Plan.

The 2022 Equity Incentive Plan allows for the issuance of up to 1,769,604 shares of Company ,common stock pursuant to awards of restricted stock, restricted stock units (“RSUs”) (including performance shares and performance units), stock options (including non-qualified stock options and incentive stock options) and stock appreciation rights (“SARs”). The Company has determined that (i) 505,601 shares may be issued as restricted stock award shares or restricted stock units, including performance shares and performance units (or 4.0% of total shares of Company common stock sold in our second-step conversion offering) and (ii) 1,264,003 shares may be issued as stock options or SARs (or 10.0% of total shares of Company common stock sold in our second-step conversion offering).

The minimum vesting period for each award granted under the 2022 Equity Incentive Plan must be at least one year, provided that up to 5% of the shares authorized for issuance under the 2022 Equity Incentive Plan may be issued pursuant to awards with minimum vesting periods of less than one year and awards to non-employee directors may vest on the earlier of the first anniversary of the grant date and the next annual meeting of shareholders that is at least 50 weeks after the immediately prior annual meeting. In addition, the minimum vesting requirement does not apply to accelerated vesting on account of retirement, death, disability, or a Change in Control of the Company as otherwise permitted by the 2022 Equity Incentive Plan.

Subject to certain exceptions, generally, if a participant ceases to perform services for the Company and its subsidiaries for any reason (i) all of the participant’s restricted stock, RSUs, performance shares, and performance units that were not vested on the date of such cessation shall be forfeited immediately upon such cessation, (ii) all of the participant’s stock options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the stock options or SARs, and (iii) all of the participant’s stock options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation. The Committee may provide in an award agreement (or otherwise) that a participant shall be eligible for a full or prorated award upon a cessation of the participant’s service relationship due to death, disability, involuntary termination without cause, resignation for good reason or retirement. For an award subject to one or more performance objectives, the Committee may provide for payment of any such full or prorated award prior to certification of such performance objectives or without regard to whether they are certified.

A non-employee director’s cessation of service on the Board of Directors shall not be considered a termination of the non-employee director’s service relationship if the former non-employee director continues to provide service to the Company or an affiliate of the Company in another capacity (e.g., as a consultant, employee, or member of an advisory board of the Company or an affiliate of the Company) without interruption in the non-employee director’s period of service; such service in another capacity shall be considered service with the Company or an affiliate of the Company with respect to awards outstanding to the former non-employee director. Similarly, an employee’s termination of employment with the Company or an affiliate of the Company shall not be considered a termination of the employee’s service relationship if the former employee continues to provide service to the Company or an affiliate of the Company in another capacity (e.g., as a consultant or non-employee director) without interruption in the employee’s period of service; such service in another capacity shall be considered service with the Company or an affiliate of the Company with respect to awards outstanding to the former employee.

The Committee may, in its sole discretion, provide that any time-based vesting requirement applicable to an award under the 2022 Equity Incentive Plan shall be deemed satisfied in full in the event that a Change in Control (as defined in the 2022 Equity Incentive Plan) of the Company occurs. With respect to an award that is subject to one or more performance objectives, the Committee may, in its sole discretion, provide that in the event of a Change in Control, achievement of such performance objective shall be determined as of the effective date of the Change in Control or such performance objective shall be deemed achieved at the target level of performance.

Director Compensation

The following table sets forth the compensation received by non-employee directors for their service on our Board of Directors during the fiscal year ended June 30, 2022.

	Earned or
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total
Craig Burton	$45,000	$164,345	$113,206	$322,551
D. Michael Carmody, Jr.	45,000	164,345	113,206	322,551
Charles Corcoran	45,000	164,345	113,206	322,551
Glenn Davis	45,000	164,345	113,206	322,551
William J. Feeney	50,400	164,345	113,206	327,951
Christopher M. Molden	45,000	164,345	113,206	322,551
William C. Niemczura	45,000	164,345	113,206	322,551
William B.K. Parry, Jr.	45,000	164,345	113,206	322,551
Terry L. Sager	45,000	164,345	113,206	322,551
Vincent P. Sarubbi	45,000	164,345	113,206	322,551

(1) Reflects the grant date aggregate fair value of restricted stock awards granted in 2022 under the Company’s 2022 Equity Incentive Plan, calculated in accordance with FASB ASC Topic 718 for stock-based compensation. The amounts were calculated based on the Company’s stock price of $11.82 on the date of grant, which was May 11, 2022. As of June 30, 2022, each non-employee director held 13,904 shares of unvested restricted stock.

(2) Reflects the grant date aggregate fair value of stock options granted in 2022 under the Company’s 2022 Equity Incentive Plan, calculated in accordance with FASB 718 for stock-based compensation based upon a fair value $3.26 for each option using the Black-Scholes option pricing model. For further information on the assumptions used to computes fair value, see footnote 12 to the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022. The actual value, if any, realized by any non-employee director from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by any non-employee director will be at or near the value estimated above. As of June 30, 2022, each non-employee director held 34,760 unvested stock options.

Director Board Fees.   Each director of the Bank also serves on the Board of Directors of the Company. There is no additional compensation paid for service on the Board of Directors of the Company. Mr. Stephon, who is the only director at this time who is also an employee, is not compensated for his service as a director of the Bank or the Company. Non-employee members of the Board of Directors may elect to defer their Board compensation under the William Penn Bank Deferred Compensation Plan. No fees were deferred by directors in fiscal year 2022.

Each non-employee member of our Board of Directors receives an annual retainer of $33,000 and an additional annual retainer of $12,000 for their service on our Board committees.  Our lead independent director also receives an additional annual retainer of $5,400.

Deferred Compensation Plan for Directors.   The William Penn Bank Deferred Compensation Plan for Directors provides non-employee directors with the opportunity to defer all or part of their annual compensation. Account balances are credited at a rate equal to the highest rate offered on the Bank certificates of deposit as of December 31st of each plan year. The earnings rate for the 2022 plan year was 0.15%. Plan distributions commence on the first day of the first month after the earlier of (1) a participant’s death or (2) the later of (i) a participant’s ceasing for any reason (other than death) to be a member of the board of directors of William Penn Bank or (ii) a participant reaching age 70. The deferred compensation plan is payable either in (1) a lump sum payment, (2) 120 equal monthly payments or (3) equal installments at specified future dates agreed upon by the board and the participant. In the event of death, the payments will be made to a designated beneficiary. The participant may request a withdrawal under the deferred compensation plan for a severe hardship prior to age 70.

Directors Consultation and Retirement Plan.   The William Penn Bank Directors Consultation and Retirement Plan provides retirement benefits to the directors of the Bank. The retirement benefit is calculated as the greater of (1) average of the director’s total monthly compensation during the 60 calendar months immediately prior to retirement, exclusive of committee fees, or (2) $900, times a specified percentage based on years of service as a director (if less than 10 years of service — 0%, 10 but less than 15 years — 50%, and 15 or more years — 100%). In the event Mr. Sarubbi or Mr. Carmody (each a former director of Audubon Savings Bank), does not have 15 years of service on the Bank’s Board of Directors as of the date of his retirement after having attained the age of 75, then he shall be deemed to have had 15 years of service as a director for purposes of the plan and be entitled to receive a retirement benefit upon his termination of service as a director calculated as if his retirement benefit percentage reflected 15 years of service as of date of his retirement date.

Participants are eligible for plan benefits upon attainment of ten years of service as a director. Plan benefits are payable for up to 120 months. Upon the death of a participant who is receiving benefit payments under the plan prior to his or her death, the remaining number of benefit payments to be made under the plan shall be paid to the beneficiary after the participant’s death. Upon the death of a participant who is not receiving benefit payments under the plan prior to his or her death, the beneficiary shall receive 120 monthly payments. If a beneficiary dies after the participant but prior to receiving all payments under the plan, then the remaining payments will be paid to the beneficiary’s estate in the form of a lump sum payment. As of June 30, 2022 all directors, except William C. Niemczura, are participants in the plan.

Upon a Change in Control of the Bank, if the director experiences a termination of service, then the director shall be presumed to have 15 years of service as of the date of such Change in Control and shall receive a lump sum payment equal to the present value of the aggregate payments that would have been due the director. Upon a disability, the director shall be presumed to have 10 years of service and shall receive benefits on the first day of the calendar month after the disability.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Company common stock during the fiscal year ended June 30, 2022.

Policies and Procedures for Approval of

Related Persons Transactions

We maintain a Policy and Procedures Governing Related Person Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

●	the aggregate amount involved will or may be expected to exceed $25,000 in any calendar year;

●	the Company is, will, or may be expected to be a participant; and

●	any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

●	any compensation paid to an executive officer of the Company if the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;

●	any compensation paid to a director of the Company if the Board or an authorized committee of the Board approved such compensation; and

●	any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Company’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider all relevant factors, including:

●	whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;

●	the size of the transaction and the amount of consideration payable to the related person;

●	the nature of the interest of the related person;

●	whether the transaction may involve a conflict of interest; and

●	whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

A member of the Audit Committee who has an interest in the transaction will abstain from voting on approval of the transaction, but may, if so requested by the chair of the Audit Committee, participate in some or all of the discussion.

Transactions with Related Persons

The Sarbanes-Oxley Act generally prohibits loans by the Bank to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

In accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the President and Chief Executive Officer of the Company. Such potential conflicts of interest include, but are not limited to, the following: (i) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest; and (ii) the ownership of more than 1% of the outstanding securities (or that represents more than 5% of the total assets of the employee and/or family member) of any business entity that does business with or is in competition with the Company.

The aggregate amount of loans by the Bank to its executive officers and directors and their affiliates was $713,521 at June 30, 2022. As of that date, these loans were performing according to their original terms.

Other Transactions.   William B.K. Parry, Jr. is President of William B. Parry & Son, Ltd., an insurance agency located in Langhorne, Pennsylvania, and also maintains a 17.8% ownership interest in the insurance agency. William Penn Bank has purchased certain insurance policies through William B. Parry & Son, Ltd. and, during the year ended June 30, 2022, paid insurance premiums of $298,100 to William B. Parry & Son Ltd. (or insurers represented by William B. Parry & Son, Ltd.), resulting in insurance commissions of $41,478 for the agency for the year ended June 30, 2022.

SHAREHOLDER AGREEMENT

On August 4, 2020, the Company and the Bank entered into a written agreement with Tyndall Capital Partners LP and Jeffrey Halis with respect to certain voting and corporate matters. During the term of the agreement, which expires on August 4, 2025, the Tyndall Capital Parties have agreed to vote all shares of Company common stock beneficially owned by the Tyndall Capital Parties in accordance with the recommendations of the Company’s Board of Directors on all proposals at any meeting of the Company’s shareholders. Notwithstanding the foregoing, the shareholder agreement provides that, with respect to any such proposal that requires only a majority of votes cast by Company shareholders to be approved (as opposed to a proposal requiring a majority or higher percentage of total shares of common stock outstanding), the Tyndall Capital Parties may abstain from voting the shares of Company common stock they beneficially own in lieu of voting such shares in accordance with the recommendation of our board of directors with respect to the proposal.

The shareholder agreement provides that the Tyndall Capital Parties will not acquire any additional shares of Company common stock (except for shares of Company common stock issued in exchange for shares of William Penn Bancorp, Inc. as part of the Company’s second-step conversion and offering) during the term of agreement. The agreement further provides that the Tyndall Capital Parties may not, without the prior written consent of the Company and the Bank, knowingly directly or indirectly, sell, transfer or otherwise dispose of any block of shares of Company common stock that constitutes, in the aggregate, an amount equal to 5.0% or more of the outstanding shares of William Penn Bancorp, Inc. held by shareholders other than William Penn, MHC (after giving effect to the final exchange ratio for the conversion and offering) immediately prior to the effective time of the Company’s second-step conversion and offering, unless the purchaser or transferee of such shares agrees in writing for the benefit of the Company and the Bank, prior to such sale or transfer, to be bound by the terms of the shareholder agreement and to be subject to all obligations of the Tyndall Capital Parties to the Company and the Bank under the shareholder agreement for the remaining term of the shareholder agreement.

During the term of the shareholder agreement, the Tyndall Capital Parties have also agreed, among other things, not to (i) solicit proxies in opposition to any recommendations or proposals of the Board of Directors of the Company, (ii) initiate or solicit shareholder proposals or seek to place any representatives on the Board of Directors of the Company, (iii) oppose any proposal or director nomination submitted by the Board of Directors of the Company to shareholders, (iv) vote for any nominee to the Board of Directors of the Company other than those nominated or supported by the Board of Directors, (v) seek to exercise any control or influence over the management of the Company or the Bank, (vi) propose or seek to effect a merger or sale of the Company or (vii) initiate litigation against the Company or the Bank.

Tyndall Capital Partners LP and Jeffrey Halis previously reported to the Company that they held 342,817 shares of William Penn Bancorp, Inc. common stock, which was converted into 1,117,069 shares of Company common stock based on the 3.2585 exchange ratio for the Company’s second-step conversion offering that was completed in March 2021. However, based on a review of Schedule 13D and Schedule 13G filings required to be made with the U.S. Securities and Exchange Commission as of the March 1, 2022 record date, the Company believes that Tyndall Capital Partners LP and Jeffrey Halis currently beneficially own less than 5% of the Company’s outstanding shares of common stock.

Shareholder Proposals and Nominations

The Company must receive proposals that shareholders seek to include in the proxy statement for the Company’s next annual meeting no later than June 9, 2023. If next year’s annual meeting is held on a date more than 30 calendar days from November 16, 2023, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws provide that a person may not be nominated for election as a director of the Company unless that person is nominated by or at the direction of the Company’s Board of Directors or by a shareholder who has given appropriate notice to the Company before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given the Company appropriate notice of their intention to bring that business before the meeting. The Company’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide certain information to the Company concerning the nature of the new business, the shareholder, the shareholder’s ownership in the Company and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing shareholder. A copy of the Company’s Bylaws may be obtained from the Company.

In addition to satisfying the deadlines in the notice provisions of the Company’s Bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under the Bylaws’ provisions must provide the notice required under Rule 14a-19, the SEC’s universal proxy rule, to the Company’s Corporate Secretary no later than September 17, 2023, subject to certain exceptions described in the rule.

Shareholder Communications

The Company encourages shareholder communications to the Board of Directors and/or individual directors. Shareholders who wish to communicate with the Board of Directors or an individual director should send their communications to the care of Jonathan T. Logan, Corporate Secretary, William Penn Bancorporation, 10 Canal Street, Suite 104, Bristol, Pennsylvania 19007. Communications regarding financial or accounting policies should be sent to the attention of the Chairperson of the Audit Committee. All other communications should be sent to the attention of the Chairperson of the Nominating and Corporate Governance Committee.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

For our 2022 annual meeting, to save significant printing and mailing expenses, the Company is furnishing its proxy statement and annual report via the Internet according to the SEC rules for “notice and access” delivery. On October 7, 2022, the Company mailed the Notice to all shareholders, who had not previously elected to receive their proxy materials by mail or electronically, containing instructions on how to access this proxy statement and our annual report and how to vote online. Upon receipt of the Notice, shareholders may choose to request a printed copy of proxy materials at no charge, and this preference will be maintained for future mailings.

To further reduce costs, if you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

WILLIAM PENN BANCORPORATION
10 CANAL STREET, SUITE 104
BRISTOL, PA 19007

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on November 15, 2022 for shares held directly and by 11:59 p.m. Eastern Time on November 11, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on November 15, 2022 for shares held directly and by 11:59 p.m. Eastern Time on November 11, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D90720-P79644 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WILLIAM PENN BANCORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
Vote on Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors (Three-Year Terms)

Nominees:

01) D. Michael Carmody, Jr.
02) William J. Feeney
03) Terry L. Sager

Vote on Proposal

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. Ratification of the appointment of S.R. Snodgrass, P.C. as the Company's Independent Registered Public Accounting Firm for the fiscal year ending June 30, 2023.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). **If no direction is made, this proxy will be voted FOR the election of all of the director nominees listed above and FOR Proposal 2.** If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D90721-P79644

WILLIAM PENN BANCORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

November 16, 2022

The shareholder(s) hereby appoint(s) Christopher M. Molden and Vincent P. Sarubbi, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of William Penn Bancorporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders of William Penn Bancorporation to be held at 10:00 a.m. Eastern Time, on November 16, 2022, at The Stone Terrace by John Henry's, 2275 Kuser Road, Hamilton, New Jersey 08690 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE